                                                                Exhibit No. 99.1

                                              PRESS RELEASE
                                              FOR INFORMATION CONTACT:
                                              Murray Pitkowsky
                                              Senior VP and CFO
                                              Datascope Corp.
                                              14 Philips Parkway
                                              Montvale, NJ  07645
                                              (201) 307-5504
                                              www.datascope.com
                                              -----------------

         FOR IMMEDIATE RELEASE:

               DATASCOPE REPORTS HIGHER FIRST QUARTER 2006 RESULTS

         Montvale, New Jersey, October 31, 2005 . . . Datascope Corp. (Nasdaq:
DSCP) reported a strong first quarter in which net earnings rose 28% to $6.1 million, or 40 cents per diluted share, compared to $4.7 million or 31 cents per diluted share in last year's first quarter. The increase in net earnings includes a special gain of $0.8 million, or 5 cents per share, from the sale of an unused facility in the Netherlands. Consolidated sales for the quarter rose 10% to $88.3 million from $80.3 million last year. Foreign exchange translation had no significant impact on the sales increase.

         Sales of patient monitoring products rose 17%, or $5.5 million, to $37.6 million, due primarily to higher shipments and installations of Panorama(TM) Monitoring systems that the company introduced last year. Sales of Panorama systems included approximately $2.0 million that were planned to ship in last year's fourth quarter.

         In October 2005, the Patient Monitoring division introduced the Anestar Plus(TM) anesthesia delivery system at the American Society of Anesthesiologists annual meeting in Atlanta. The Anestar Plus is our next generation anesthesia delivery system that replaces the Anestar and includes additional features, such as a pressure support ventilation mode providing assistance to patients with breathing difficulties, as well as many interface enhancements. The Anestar Plus competes in an estimated $400 million worldwide market.

         Sales of cardiac assist products increased 13% to $36.6 million due to continued strong worldwide demand for the company's CS100(R) automatic balloon pump and continued higher sales of intra-aortic balloons in international markets. Sales of the new Linear(TM) 7.5 Fr. intra-aortic balloon, introduced in January 2005, continued to increase. The Linear 7.5 Fr. has the smallest diameter of any IAB catheter and also features a new balloon membrane that is the most abrasion resistant of any IAB.

         Sales of interventional products were $6.3 million compared to $7.8 million last year as sales of vascular closure devices continued to decline. Sales of new interventional products rose 68% year-over-year, to account for 28% of total interventional product sales, up from 13% last year. This gain partially offset the lower sales of vascular closure devices, which fell 35% to $4.3 million.

         As reported previously, the company expects new products to reverse the sales decline of its vascular closure business. The first of these new products, X-Site(R), is aimed at an estimated $100 million suture-based segment of the vascular closure market. X-Site was launched at the Transcatheter Cardiovascular Therapeutics (TCT) conference and exhibition in Washington, D.C. that was held during the week of October 16, 2005. Selling of X-Site has begun with a limited market launch in the U.S. to be followed by a European market launch in December. During the limited launch period, the Interventional Products division will be training new accounts and ramping up X-Site manufacturing capacity.

         InterVascular sales were $7.4 million, 3% below last year, reflecting lower prices on annual tenders in Europe. Sales to InterVascular's exclusive U.S. distributor, W. L. Gore & Associates, Inc. (Gore), including stocking orders, equaled U.S. sales last year. In its first full quarter of distributor sales, Gore's sales to the market approximated InterVascular's sales to the market at the time of the distribution change. While sales to Gore reflect a distributor discount, overall, InterVascular has benefited by eliminating the costs associated with direct selling.

         The company's financial position remained strong as of September 30, 2005. During the quarter total cash and short- and long-term marketable securities increased $2.6 million to $63.0 million and the short-term debt of $4.0 million was retired. Capital expenditures for the first quarter of fiscal 2006 amounted to $1.4 million compared to $1.7 million last year.

         On May 16, 2001, Datascope announced that its Board of Directors authorized $40 million to buy shares of its common stock from time to time, subject to market conditions and other relevant factors affecting the company. To date the company has repurchased approximately 915 thousand shares at a cost of $35.3 million. The remaining balance under the existing share repurchase program is $4.7 million.

         Datascope's news releases and other company information, including specifics about its November 1, 2005 conference call and webcast (at 12:00 noon, EST, call in number: (800) 819-9193), can be found on the company's website, www.datascope.com.

         Datascope Corp. is a diversified medical device company that manufactures (itself or through agreements with unaffiliated companies) and markets proprietary products for clinical health care markets in interventional cardiology and radiology, cardiovascular and vascular surgery, anesthesiology, emergency medicine and critical care.

         This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Many of these risks cannot be predicted or quantified and are at least partly outside our control, including the risk that the introduction of X-Site and other new interventional products will not reverse the sales trend of the Interventional Products division, and that market conditions may change, particularly as the result of competitive activity in the markets served by the company. Additional risks are the company's dependence on certain unaffiliated suppliers (including single source manufacturers) for patient monitoring, cardiac assist and interventional products, continued demand for the company's products, rapid and significant changes that generally characterize the medical device industry and the ability to continue to respond to such changes, the uncertain timing of regulatory approvals, as well as other risks detailed in documents filed by Datascope with the Securities and Exchange Commission.

                        DATASCOPE CORP. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                    (In thousands, except per share amounts)

                                                                   THREE MONTHS ENDED
                                                                     SEPTEMBER 30,
                                                         ---------------------------------------
                                                                 2005                 2004
                                                         ------------------    -----------------
NET SALES                                                $     88,300              $    80,300
                                                         -------------             ------------
Costs and Expenses:
  Cost of sales                                                37,427                   31,952
  Research and development
    expenses                                                    8,765                    8,636
  Selling, general and
    administrative expenses                                    34,485                   33,425
  Special gain                                                   (810)                      --
                                                         -------------             ------------
                                                               79,867                   74,013
                                                         -------------             ------------
OPERATING EARNINGS                                              8,433                    6,287
Other (Income) Expense:
  Interest income, net                                           (487)                    (525)
  Other, net                                                      669                      (28)
                                                         -------------             ------------
                                                                  182                     (553)
                                                         -------------             ------------
EARNINGS BEFORE INCOME TAXES                                    8,251                    6,840
Income Tax Expense                                              2,195                    2,120
                                                         -------------             ------------
NET EARNINGS                                             $      6,056              $     4,720
                                                         =============             ============

Earnings Per Share, Basic                                       $0.41                    $0.32
                                                         =============             ============

Weighted average common
   shares outstanding, Basic                                   14,798                   14,792
                                                         =============             ============

Earnings Per Share, Diluted                                     $0.40                    $0.31
                                                         =============             ============

Weighted average common
   shares outstanding, Diluted                                 15,080                   15,213
                                                         =============             ============

                        DATASCOPE CORP. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                    (In thousands, except per share amounts)


                                                               SEPT 30,            JUNE 30,
                                                                2005                 2005
                                                           --------------      --------------
ASSETS
Current Assets:
  Cash and cash equivalents                                $      15,692       $      12,188
  Short-term investments                                          29,697              30,384
  Accounts receivable less allowance for
    doubtful accounts of $2,319 and $2,279                        70,810              74,145
  Inventories, net                                                56,669              54,626
  Prepaid income taxes                                                --                 645
  Prepaid expenses and other current assets                       10,410              11,157
  Current deferred taxes                                           5,357               5,294
                                                           --------------      --------------
      Total Current Assets                                       188,635             188,439

Property, Plant and Equipment, net of accumulated
   depreciation of $84,886 and $82,427                            86,659              87,648
Long-term Investments                                             22,583              22,813
Intangible Assets                                                 20,731              20,908
Goodwill                                                           4,065               4,065
Other Assets                                                      33,106              33,209
                                                           --------------      --------------
                                                           $     355,779       $     357,082
                                                           ==============      ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable                                         $      18,285       $      18,850
  Accrued expenses                                                15,024              17,319
  Accrued compensation                                            12,605              15,335
  Short-term debt                                                     --               4,000
  Deferred revenue                                                 3,479               3,975
  Income taxes payable                                             3,674                  --
                                                           --------------      --------------
      Total Current Liabilities                                   53,067              59,479

Other Liabilities                                                 32,042              31,738
Commitments and Contingencies
Stockholders' Equity:
  Preferred stock, par value $1.00 per share:
    Authorized 5,000 shares; Issued, none                             --                  --
  Common stock, par value $.01 per share:
    Authorized, 45,000 shares;
    Issued, 18,264 and 18,256 shares                                 183                 183
  Additional paid-in capital                                      89,036              88,773
  Treasury stock at cost, 3,465 and 3,460 shares                (105,319)           (105,175)
  Retained earnings                                              297,542             292,524
  Accumulated other comprehensive loss:
    Cumulative translation adjustments                            (3,047)             (2,713)
    Minimum pension liability adjustments                         (7,503)             (7,503)
    Unrealized loss on available-for-sale securities                (222)               (224)
                                                           --------------      --------------
      Total Stockholders' Equity                                 270,670             265,865
                                                           --------------      --------------
                                                           $     355,779       $     357,082
                                                           ==============      ==============